                                                                  EXHIBIT 99.C


                                PLEDGE AGREEMENT

     PLEDGE AGREEMENT made as of the 1st day of October, 2000 by Allen Perres (the "Pledgor") and RKP Capital Partners, LLC, a Delaware limited liability company (the "Secured Party").

                                    RECITALS:

     A. Pledgor owes Secured Party various amounts in consideration for his ownership interest in RKP, which such obligations are acknowledged to be in excess of $1,000,000 (the "Contractual Obligations").

     B. Secured Party requires this Pledge Agreement as security for the obligations of the Pledgor pursuant to the Obligations.

     NOW, THEREFORE, for good and valuable consideration, Pledgor hereby agrees with Secured Party as follows:

          1. Definitions. As used herein, the following terms shall have the following meanings:


             (a) "Pledged Shares" shall mean 3,500,000 shares of stock in Magna-Lab, Inc., a New York corporation currently trading on the OTC:Bulletin Board ("Magna-Lab"), and any equity interest(s) issued in exchange or in substitution therefor, or as dividends or distributions thereon, and any and all proceeds of any of the foregoing.

             (b) "Obligations" shall mean the payment, performance and observance by Perres of all obligations and agreements pursuant to the Contractual Obligations and this Pledge Agreement.

          2. Security Interest. As collateral security for the payment and performance of the Obligations, Pledgor hereby pledges to Secured Party and grants to Secured Party a security interest in and to the Pledged Shares.

          3. Deliveries to Secured Party. (a) Concurrently with the execution of this Pledge Agreement, Pledgor hereby delivers to Secured Party certificates representing the Pledged Shares, with duly executed transfer powers attached and endorsed in blank.

             (b) If Pledgor shall become entitled to receive or shall receive any certificate representing shares issued in exchange for or in substitution therefor or as a dividend or distribution on any of the Pledged Shares, Pledgor agrees to deliver the same promptly to Secured Party with the endorsement of Pledgor or with duly executed transfer powers endorsed in blank and with signatures guaranteed, to be held by Secured Party as further security for the Obligations.

          4. Representations, Warranties and Agreements of Pledgor. Pledgor hereby represents and warrants to, and agrees with, Secured Party as follows:

             (a) Except for the security interest granted herein, Pledgor is the owner of the Pledged Shares, free and clear of any and all security interests, liens or other encumbrances.

             (b) Pledgor has full power and authority to enter into this Pledge Agreement and will defend the Pledged Shares against the claims and demands of any persons or entities adverse to the claim of Secured Party.

             (c) Pledgor will not sell, transfer or otherwise dispose of any of the Pledged Shares or any interest therein, or permit anything to be done that may impair the value of the Pledged Shares or the security intended to be afforded by this Pledge Agreement.

             (d) Until the Obligations shall be paid and discharged in full, the Pledged Shares shall remain free and clear of any and all security interests, liens and other encumbrances, except the security interest granted herein.

             (e) Pledgor will reimburse Secured Party for all costs, expenses and fees, including reasonable attorneys' fees, incurred by Secured Party in enforcing the security interest granted herein.

             (f) Pledgor will, at any time and from time to time, execute such further instruments, documents, financing statements and other writings, and do such other acts and things as Secured Party shall deem necessary or advisable to effect the purposes of this Pledge Agreement.

          5. Default; Remedies. Upon the occurrence of any default hereunder or pursuant to the Contractual Obligations, Secured Party shall have, in addition to any other rights and remedies it may have, all of the rights and remedies of a secured party under the Uniform Commercial Code of Illinois, including, without limitation, the right to sell or otherwise dispose of and deliver the Pledged Shares at public or private sale or to retain the Pledged Shares in satisfaction of the Obligations. The net proceeds of any such sale or other disposition shall be applied first to the payment of the costs and expenses incurred in connection with such sale or disposition or incidental to the care or safekeeping of the Pledged Shares or in any way relating to the rights of Secured Party hereunder, including reasonable attorneys' fees and legal expenses, and then to the payment of the Obligations. Pledgor shall remain liable for any deficiency remaining unpaid after such application. Pledgor agrees that ten (10) days' notice of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place is reasonable notification of such matters.

          6. Voting Rights. Unless and until a default shall have occurred hereunder or under the Contractual Obligations, Pledgor shall be entitled to exercise all voting rights with respect to the Pledged Shares.

          7. Dividends/Distributions. During the term of this Pledge Agreement, Secured

Party shall be entitled to any and all dividends and distributions (whether in cash or in stock or equity) made by Magna-Lab and otherwise due to Pledgor. Such dividends and distributions shall be applied against the Obligations as Secured Party deems fit.

          8. Tax Escrow. Regardless of any default hereunder, Secured Party agrees that, prior to disposing of the Pledged Shares (or the proceeds resulting from the sale of the Pledged Shares), Secured Party shall take all steps necessary, including deposit of funds into an escrow, to insure that any federal and state income tax due by Pledgor as a result of his acquisition, ownership and/or disposition of the Pledged Shares are paid in full from the proceeds of the sale of the Pledged Shares. The parties agree to cooperate fully in this regard and take any and all steps reasonably necessary to effectuate this agreement.

          9. Term. This Pledge Agreement and the security interest created hereby shall remain in full force and effect until all of the Obligations shall have been paid and performed in full.

          10. Miscellaneous. (a) The various headings of this Pledge Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Pledge Agreement or any provision hereof.

              (b) No right or remedy provided for herein is intended to be exclusive of any other right or remedy, but every such right or remedy shall be cumulative and shall be in addition to every other right or remedy herein granted or now or hereafter existing at law or in equity.

              (c) No failure or delay on the part of Secured Party in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude other or further exercise or the exercise of any other right or remedy.

              (d) This Pledge Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

              (e) If any provision hereof shall be deemed invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of any other provision hereof.

              (f) This Pledge Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. All parties agree to venue in Cook County, Illinois.

              (g) No change, amendment or modification of this Pledge Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Pledge Agreement on the date first written above.



--------------------------
Allen Perres, individually



RKP Capital Partners, LLC


By:
   -----------------------

Its:
    ----------------------